Exhibit 8.1

[LETTERHEAD OF JONES DAY]

August 13, 2004

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

Re:	Agreement and Plan of Merger dated as of June 15, 2004, by and between Hewitt
Associates, Inc., Eagle Merger Corp., and Exult, Inc.

Ladies and Gentlemen:

We are acting as counsel to Hewitt Associates, Inc., a Delaware corporation (“Hewitt”) in connection with the Agreement and Plan of Merger (the “Agreement”) dated as of June 15, 2004, by and between Hewitt, Eagle Merger Corp., a Delaware corporation and wholly owned subsidiary of Hewitt (“Acquisition Sub”), and Exult, Inc., a Delaware corporation (“Exult”). Pursuant to the Agreement, Acquisition Sub will merge (the “Merger”) with and into Exult. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

In connection with the filing by Hewitt of a registration statement (the “Registration Statement”) on Form S-4 (File No. 333-117326), which includes the proxy statement/prospectus (“Proxy Statement/Prospectus”) relating to the Merger, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto): (i) the Agreement, (ii) the Registration Statement, (iii) the certificates delivered to us on this date by officers of Hewitt and Exult, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition in rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

1.	Original documents (including signatures) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus included in the Registration Statement and in accordance with the provisions of the Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law;

3.	All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct at all relevant times, and no such actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete in any material respect;

4.	Any statements made in any of the documents referred to herein which are qualified by the limitation “to the knowledge of” or which are otherwise similarly qualified are correct and will continue to be true, correct and complete at all times up to and including the effective time of the Merger, in each case without qualification; and

5.	All covenants contained in the Agreement (including exhibits thereto) and the other documents referred to herein will be performed without any waiver or breach of any provision thereof.

If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Agreement or Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based on such facts, assumptions and representations and subject to the limitations set forth in the Registration Statement and those set forth herein, we are of the opinion that

(i)	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)	Hewitt, Acquisition Sub, and Exult will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

(iii)	The discussion in the Proxy Statement/Prospectus under the caption “The Merger—Material U.S. Federal Income Tax Consequences”, to the extent it reflects statements of law or legal conclusions with respect to material United States federal income tax consequences of the Merger to Hewitt, Exult and the stockholders of Hewitt and Exult, is accurate in all material respects.

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

This opinion is rendered to you for use in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    Jones Day

Jones Day